Exhibit 5.1

Goodwin Procter LLP 601 Marshall Street Redwood City, CA 94063 goodwinlaw.com +1 650 752 3100

November 13, 2018

PennyMac Financial Services, Inc.
3043 Townsgate Road
Westlake Village, CA 91361

Re:                             Securities Registered under Post-Effective Amendment No. 2 to the Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to you, or PennyMac Financial Services, Inc. (the “Company”), in connection with your filing of this post-effective amendment no. 2 (the “Post-Effective Amendment”) to the Form S-3 (File No. 333-191522) under the Securities Act of 1933, as amended (the “Securities Act”).

The Post-Effective Amendment relates to the offering of up to 37,497,607 shares (the “Shares”) of common stock, par value $0.0001 per share (the “Common Stock”), to be resold by the selling stockholders named in the Post-Effective Amendment (the “Selling Stockholder Shares”).

We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinion set forth below.  We have relied, without independent verification, on certificates of public officials and, as to matters of fact material to the opinion set forth below, on certificates and other inquiries of officers of the Company.  For purposes of the opinion set forth below, we have assumed that, before the Shares were issued, the Company did not issue shares of Common Stock or reduce the total number of shares of Common Stock that the Company was authorized to issue under its amended and restated certificate of incorporation, as amended (the “Certificate of Incorporation”), such that the number of unissued shares of Common Stock authorized under the Company’s Certificate of Incorporation was less than the number of Shares.

The opinion set forth below is limited to the General Corporation Law of the State of Delaware.

Based on the foregoing, we are of the opinion that the Selling Stockholder Shares have been duly authorized and validly issued and are fully paid and non-assessable.

We hereby consent to the inclusion of this opinion letter as Exhibit 5.1 to the Post-Effective Amendment and to the reference to our firm under the caption “Legal Matters” in the Post-Effective Amendment.  In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations promulgated thereunder.

Sincerely,

/s/ Goodwin Procter LLP

GOODWIN PROCTER LLP